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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

(Print of Type Responses)
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1. Name and Address of Reporting Person*

Guertin,                        Shawn                        M.
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   (Last) (First) (Middle)

Coventry Health Care, Inc., 6705 Rockledge Drive, Suite 900
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                                    (Street)

Bethesda,                              MD                   20817
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   (City) (State) (Zip)

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2. Date of Event Requiring Statement (Month/Day/Year)

2/20/03
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3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)


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4.   Issuer Name and Ticker or Trading Symbol

Coventry Health Care, Inc. (CVH)
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5.   Relationship of Reporting Person(s) to Issuer (Check all applicable)

     |_|  Director                             |_|  10% Owner
     |X|  Officer (give title below)           |_|  Other (specify below)
      Senior Vice President
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6. If Amendment, Date of Original (Month/Day/Year)


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7. Individual or Joint/Group Filing (Check Applicable line)

     |X|  Form filed by One Reporting Person

     |_|  Form filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership
Form:
                                      2. Amount of Securities Direct (D) or
1. Title of Security Beneficially Owned Indirect (I) 4. Nature of Indirect
   Beneficial Ownership (Instr. 4) (Instr. 4) (Instr. 5) (Instr. 5)
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

Common Stock                                3,000                      D
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Common Stock                                5,866(1)                   I                  By Managed Account
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Common Stock Restricted                    17,500(2)                   D
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

Table II -- Derivative Securities Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

5. Owner-
                                                    3. Title and Amount of
                                                       Securities ship
                                                       Underlying Derivative
                                                       Security Form of
                         2. Date Exercisable (Instr. 4) Derivative and
                            Expiration Date --------------------------------- 4.
                            Conver- Securities: (Month/Day/Year) Amount sion or
                            Direct 6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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


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Non-Qualified Stock
Option (right to buy)    12/20/00   12/20/09     Common Stock            12,500             $ 6.6880          D
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Non-Qualified Stock
Option (right to buy)    10/10/98   01/22/08     Common Stock            22,345             $ 7.5000          D

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Non-Qualified Stock
Option (right to buy)    07/01/00   07/01/09     Common Stock            30,000             $10.5000          D
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses: (1) Shares held in the Coventry Health Care, Inc. 401(k) Plan (3,174 shares), in the Coventry Health Care, Inc. Supplemental Executive Retirement Plan (542 shares) and in an IRA (2,150 shares).
(2) Vests in equal increments over four years.




/s/ Shawn M. Guertin                                      February 21, 2003
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date

*     If the form is filed by more than one reporting person, see Instruction
      5(b)(v).

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, see Instruction 6 for procedure.